Exhibit 99.3 Additional Statement

Additional Statements Required by Rule 17g-1(g)(1)

The attached chart reflects the premium allocation for the joint insured bond among the Funds that was approved by the Boards of Directors/Trustees.  The premium on the joint insured bond has been paid through March 15, 2020.

FIDELITY BOND PREMIUM AMOUNT 2019

Fund Name	Identifier	Average Net Assets as of 01/31/19	Allocation	Fidelity Bond
Brookfield Real Assets Income Fund Inc.	RA	$829,683,672.59	14.82%	$1,794.00
Brookfield Global Listed Infrastructure Income Fund Inc.	INF	178,452,073.11	3.19%	386.00
Center Coast Brookfield MLP & Energy Infrastructure Fund	CEN	248,581,976.17	4.44%	537.00
Brookfield Global Listed Infrastructure Fund	BGL	201,584,229.40	3.60%	436.00
Brookfield Global Listed Real Estate Fund	BLR	1,685,075,469.43	30.09%	3,643.00
Brookfield U.S. Listed Real Estate Fund	BRU	14,020,200.83	0.25%	30.00
Brookfield Real Assets Securities Fund	RAS	61,490,130.27	1.10%	133.00
Center Coast Brookfield MLP Focus Fund	CCC	2,376,672,050.25	42.44%	1,794.00
Center Coast Brookfield Energy Infrastructure Fund	BEI	4,519,201.15	0.08%	386.00
Total		$5,600,079,003.18	100.00%	$12,107.00

Note:  Funds with zero assets have been omitted.  Each omitted fund is part of a series for which the maximum fidelity bond is currently required and therefore their omission has no bearing on the amount of coverage required or the premium amounts.